EXHIBIT 99.1


 FOR IMMEDIATE RELEASE:

           United Financial Mortgage Corp. Reports First Quarter Results


 * Servicing Portfolio Reaches $1.5 Billion

 * Steve Khoshabe and Anthony Schweiger added to Board of Directors


 Oak Brook, IL, Thursday, September 9, 2004 -- United Financial Mortgage Corp. (Amex: UFM or the "Company") today announced results for the first quarter ended July 31, 2004.


 First Quarter Results

 Revenues for the quarter ended July 31, 2004 decreased $6.9 million to $15.6 million from $22.4 million for the quarter ended July 31, 2003. Net income was $.9 million, or $.15 per diluted share (based on 6,148,940 fully diluted shares outstanding) for the most recent quarter, as compared with $1.8 million, or $.43 per diluted share (based on 4,123,196 fully diluted shares outstanding), for the corresponding period last year.


 Mortgage Banking Business

 As of July 31, 2004, the mortgage loans in the Company's mortgage loan-servicing portfolio had an aggregate unpaid principal balance of $1.5 billion, up from $939 million from the same date last year. Income from mortgage loan-servicing increased by $561 thousand to $783 thousand for the quarter ended July 31, 2004, a 253% increase from the same period last year. The weighted average coupon interest rate of the mortgage loans in the loan-servicing portfolio was approximately 5.4% as of July 31, 2004.

 The Company funded $471 million in mortgage loans during the quarter ended July 31, 2004, a $547 million decrease compared to the quarter ended July 31, 2003.

 Commenting on mortgage operations in the Company's first quarter, Steve Khoshabe, President and Chief Executive Officer of the Company stated, "Despite facing the continued challenges of today's mortgage environment, we were able to deliver solid earnings and grow our book value to $4.97 per share."

 Mr. Khoshabe added, "We continue to implement our growth strategy of increasing our servicing portfolio, growing our core origination platform, and diversifying our business. During the first quarter, we opened two new retail offices in offices in Chicago, Illinois and Wilmington, North Carolina and a wholesale operations center in Charlotte, North Carolina. In addition, we have also added six retail branch offices through our acquisition of Vision Mortgage Group, Inc.

 With our balanced approach of continuing to selectively build our mortgage loan-servicing portfolio, expanding both organically and through acquisitions, controlling costs, and diversifying our business, we believe we are well positioned for continued growth in fiscal 2005."


 Other News

 At the Company's annual meeting held on September 8, 2004, all proposals submitted to the shareholders of the Company were approved. Accordingly, the Board of Directors of the Company is now comprised of seven directors. The new directors are Messrs. Steve Khoshabe, the Company's President and Chief Executive Officer and Anthony Schweiger. Mr. Schweiger will serve as the Company's Audit Committee Chairmen and qualifies as an audit committee financial expert in accordance with applicable laws. Currently, Mr. Schweiger serves as the President and Chief Executive Officer of The Tomorrow Group, LLC, a governance and management consulting firm. Since 1992, he has been a director and the Governance Chair of Radian Group Inc., a NYSE traded global provider of credit enhancement products. He also serves on Radian's Audit and Executive Committees. Since 2001, Mr. Schweiger has served as a director of Paragon Technologies, Inc., an American Stock Exchange traded provider of automated solutions for material flow applications. He has also been an investor and director of Input Technologies, LLC, a supplier of human-to-machine interface products and services since February 1998. From 1983 until 1993, Mr. Schweiger served as Chief Executive Officer of Meridian Mortgage Corporation. In his capacity as a consultant, Mr. Schweiger advises various service and technology businesses on governance, operational and strategic issues. Mr. Schweiger is a graduate of the Wharton School of Finance & Commerce at the University of Pennsylvania.


 Conference Call

 Management will host a conference call today at 3:10 p.m. Central Time
 (4:10 p.m. Eastern) to discuss the first quarter operating results. The conference call will be accessible via a toll free number by dialing 800-659-2037 and providing the passcode 64614461. International callers dial
 617-614-2713 and provide the same passcode.   A replay of the call will be
 available from 6:10 p.m. Central Time September 9, 2004 to 6:00 p.m. Central Time September 10, 2004 by dialing 888-286-8010 and providing the replay passcode 65573051. International callers dial 617-801-6888 and use the replay passcode. The conference call will also be webcast live via the Internet. To listen to the live webcast, log on to the Company's web site at www.ufmc.com and go to the Investor Information section.


 About United Financial Mortgage Corp.

 United Financial Mortgage Corp. is an independent originator and servicer of residential and commercial mortgage loans. The Company is headquartered in Oak Brook, Illinois and has 37 retail offices and 7 wholesale operations centers across 14 states. For additional information, please visit the Company's web site at www.ufmc.com.

 This press release contains, and future oral and written statements may contain, forward-looking statements within the meaning of such term in the Private Securities Litigation Reform Act of 1995 with respect to the Company's business, financial condition, results of operations, plans, objectives and future performance. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) changes in demand for mortgage loans due to fluctuations in the real estate market, interest rates or the market in which the Company sells its mortgage loans;
 (ii) the Company's access to funding sources and its ability to renew, replace or add to its existing credit facilities on terms comparable to the current terms; (iii) assumptions underlying the value of the Company's retained mortgage loan-servicing rights; (iv) the negative impact of economic slowdowns or recessions; (v) management's ability to manage the Company's growth and planned expansion; (vi) the effect of the competitive pressures from other lenders or suppliers of credit in the Company's market;
 (vii) changes in government regulations that affect the Company's  business;
 (viii) the Company's ability to expand origination volume while reducing overhead; (ix) the impact of new state or federal legislation or court decisions restricting the activities of lenders or suppliers of credit in the Company's market; (x) other risk factors disclosed from time to time in the Company's filings with the Securities and Exchange Commission; and (xi) the inability of the Company to manage the risks associated with the foregoing as well as anticipated. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.


 For Further Information Contact:

 Steve Khoshabe, President & Chief Executive Officer, United Financial Mortgage Corp., 815 Commerce Drive, Suite 100, Oak Brook, IL 60523,
 (630) 571-7222, Fax: (630) 571-2623, investorinfo@ufmc.com

 Dave Gentry, Aurelius Consulting Group, Inc., Maitland City Plaza, 225 S. Swoope Avenue, Suite 214, Maitland, FL 32751,
 (407) 644-4256, Fax: (407) 644-0758, dave@aurcg.com


                        -- FINANCIAL TABLES FOLLOW --

                        UNITED FINANCIAL MORTGAGE CORP.
                                BALANCE SHEETS
                                As of July 31,
                                  (Unaudited)

                                                     2004             2003
                                                 -----------      -----------
 ASSETS
 Cash and due from financial institutions       $          0     $  1,610,280
 Interest-bearing deposits in financial
   institutions                                   11,132,042        6,931,693
                                                 -----------      -----------
   Total cash and cash equivalents                11,132,042        8,541,973
 Restricted cash                                   1,516,690          779,440
 Certificates of deposit                             437,182          428,857
 Loans held for sale                             160,247,491      215,967,931
 Notes receivable-related parties                     12,051           25,617
 Mortgage servicing rights, net                   18,272,844        9,514,331
 Leasehold improvements and equipment, net         1,178,613        1,106,516
 Goodwill                                            574,990           99,505
 Prepaid expenses and other assets                 2,555,875        1,118,806
                                                 -----------      -----------
   Total assets                                 $195,927,778     $237,582,976
                                                 ===========      ===========

 LIABILITIES AND SHAREHOLDERS' EQUITY
 Liabilities
   Warehouse lines of credit                    $155,617,244     $212,742,927
   Note payable                                            -          350,000
   Accrued expenses and other liabilities          9,722,972        9,807,090
                                                 -----------      -----------
      Total liabilities                          165,340,216      222,900,017

 Shareholders' equity
   Preferred stock, 5,000,000 authorized, no
    parvalue, Series A redeemable shares, 63
    issued and outstanding at July 31, 2004
    and 2003 (aggregate liquidation preference
    of $315,000)                                     315,000          315,000
   Common stock, no par value, 20,000,000 shares
    authorized, 6,140,843 shares issued at July
    31, 2004 and 4,100,929 at July 31, 2003       18,687,023        6,648,293
   Retained earnings                              11,907,129        8,041,256
                                                 -----------      -----------
                                                  30,909,152       15,004,549
   Treasury stock, 176,700 shares at
     July 31, 2004 and 2003, at cost                (321,590)        (321,590)
                                                 -----------      -----------
      Total shareholders' equity                  30,587,562       14,682,959
                                                 -----------      -----------
  Total liabilities and shareholders' equity    $195,927,778     $237,582,976
                                                 ===========      ===========

                       UNITED FINANCIAL MORTGAGE CORP.
                             STATEMENTS OF INCOME
                     For the three months ended July 31,
                                 (Unaudited)


                                                     2004             2003
                                                 -----------      -----------
 Revenues
   Gain on sale of loans, net                   $ 12,286,143     $ 19,819,029
   Loan servicing income, net                        782,686          221,998
   Interest income                                 2,441,478        2,242,451
   Other income                                       50,172          152,678
                                                 -----------      -----------
      Total revenues                              15,560,479       22,436,156

 Expenses
   Salaries and commissions                        9,829,064       15,801,557
   Selling and administrative                      3,112,453        2,291,208
   Interest expense                                1,011,278        1,270,048
   Depreciation                                       76,877           91,643
                                                 -----------      -----------
      Total expenses                              14,029,672       19,454,456


 Income before income taxes                        1,530,807        2,981,700

 Income taxes                                        612,323        1,192,680
                                                 -----------      -----------

 Net income                                          918,484        1,789,020

 Preferred stock dividends                                 0                0
                                                 -----------      -----------
 Net income for common stockholders             $    918,484     $  1,789,020
                                                 ===========      ===========

 Basic earnings per common share                $        .15     $        .46

 Diluted earnings per common share              $        .15     $        .43

 Weighted average shares outstanding               5,964,143        3,889,174